Exhibit 4.10

NEWPARK RESOURCES, INC.
RESTRICTED STOCK UNIT AGREEMENT

1.        Grant of Restricted Stock Unit.

(a)     Subject to the conditions described in this agreement (the “Award Agreement”) and in the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as may be amended from time to time (the “Plan”), Newpark Resources, Inc., a Delaware corporation (the “Company”), hereby grants to Participant Restricted Stock Units. This Award of Restricted Stock Units shall be effective as of the date (the “Date of Grant”) of approval by the Compensation Committee. The Date of Grant is                                           . All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference. As used herein, the term “Participant” shall include any person who has, or is determined by the Compensation Committee to have, any right or responsibility, whether contingent or otherwise, under this Award Agreement, including, where applicable, a Participant who is no longer an Employee.

(b)     The Company shall establish and maintain a Restricted Stock Unit account for the Participant, and such account shall be credited for the number of Restricted Stock Units granted to the Participant. The Restricted Stock Unit account shall be credited for any securities or other property (including cash dividends) declared and distributed during the Restriction Period with respect to one Share of Common Stock for each Restricted Stock Unit that has not otherwise been paid or forfeited (“Notional Dividends”). Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate and references herein to a Restricted Stock Unit shall mean and include all Notional Dividends with respect to such Restricted Stock Unit.

2.        Vesting.

(a)     Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, the interest of the Participant in the Restricted Stock Units shall vest according to the following schedule:

(i)     One third of the Restricted Stock Units (rounded to the nearest whole number of shares) shall vest on                                           .

(ii)     One third of the Restricted Stock Units (rounded to the nearest whole number of shares) shall vest on                                           .

(iii)     The remainder of the Restricted Stock Units shall vest on                                           .

The term “Restriction Period” refers to the period, applicable to a given Restricted Stock Unit, from the Date of Grant until that Restricted Stock Unit has become vested and the restrictions thereon have lapsed, whether pursuant to this Section 2(a) or Section 2(b) below. References to the end of the Restriction Period or to times following the Restriction Period shall refer to the time of, or the time following, as the case may be, the vesting of a Restricted Stock Unit and the lapse of the restrictions thereon, and shall not be construed to refer to the event of or the period following the forfeiture of a Restricted Stock Unit.

(b)     Vesting upon Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, then immediately prior to the consummation of such Change in Control, any of the Restricted Stock Units held by the Participant which remain unvested at such time shall immediately become vested. For purposes of this Award Agreement, “Change of Control” shall have the meaning set forth in the Plan unless the Participant has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Award evidenced by this Award Agreement, shall control.

In the case of any item of income under the Award subject to this Award Agreement to which the definition of “Change in Control” under the Plan or a Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(c)     Vesting Following Qualifying Retirement. Except as provided herein, in the event that the Participant’s employment terminates by reason of a Qualifying Retirement, the unvested portion of the Restricted Stock Units held by the Participant at that time shall not be forfeited, but shall continue to vest as if the Participant’s employment had continued uninterrupted; provided, however, that if the Participant should die after his or her Qualifying Retirement, the Restricted Stock Units held by the Participant which remain unvested at such time shall immediately become vested. For this purposes, “Qualifying Retirement” shall mean the termination of a Participant’s employment by his or her voluntary resignation if (i) at the time of such termination the Participant is at least 60 years of age and the sum of his or her age (in whole years) and the number of whole years of continuous full-time employment with the Company is at least 70, (ii) the termination is effective no sooner than six (6) months after the later of (1) the Date of Grant, and (2) the date the Participant provides written notice to the Chief Executive Officer of the Company of his or her planned retirement date, and (iii) the Participant executes and delivers to the Company a release of claims in a form satisfactory to the Company and does not revoke such release, and the release becomes binding and irrevocable no earlier than the date of termination and no later than the first scheduled vesting date occurring after the date of termination. For the purpose of computing the number of whole years of continuous full-time employment with the Company, (i) employment with a predecessor employer acquired by the Company shall be considered employment with the Company, and (ii) the period of any Company-approved leave of absence shall not be counted as a period of full-time employment. Notwithstanding the foregoing, if subsequent to a Qualifying Retirement, the Participant commences employment with, or otherwise provides services as a consultant or independent contractor to, a competitor of the Company (“Commencement of Competing Service”), all Restricted Stock Units subject to this Award Agreement, other than those that vested and have been settled in full prior to the Commencement of Competing Service, shall be forfeited and the Participant shall be deemed not to have incurred a Qualifying Retirement with respect to Restricted Stock Units. The provisions of this Section 2(c) shall be construed and administered pursuant to the Newpark Resources, Inc. Retirement Policy, as amended and in effect from time to time.

3.     Settlement of Award. Settlement of the vested Restricted Stock Units, excluding any Notional Dividends, shall be made in Shares of Common Stock. The Committee shall cause a stock certificate to be delivered to the Participant with respect to such Shares free of all restrictions hereunder, except for applicable federal securities laws restrictions. Notional Dividends credited to the Restricted Stock Unit account with respect to Restricted Stock Units that vest shall be settled in-kind, or, in the discretion of the Committee, paid in cash. All settlements and payments hereunder shall be made within ten (10) days after the vesting date of the Restricted Stock Units. Pending the payment or delivery of amounts, Shares or other property hereunder, the Company’s obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company.

4.     Forfeiture. In the event of the termination of the Participant’s employment during the Restriction Period by either the Company or by the Participant by or for any reason other than the Participant’s Qualifying Retirement, including as a result of the Participant’s death or Disability, the unvested portion of the Restricted Stock Units held by the Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement and the Participant’s employment is terminated under circumstances covered by such Change in Control Agreement, the provisions of the Change in Control Agreement shall control. Furthermore, in the case of any Commencement of Competing Service subsequent to a Qualifying Retirement, the Participant shall forfeit Restricted Stock Units (and associated Notional Dividends) as provided in Section 2(c).

5.     Restrictions on Transfer. Neither this Award, this Award Agreement nor the Restricted Stock Units may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units is effected by operation of law, court order or otherwise, the affected Restricted Stock Units shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement. In the case of the Participant’s death or Disability, the Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by the Participant’s guardian or legal representative.

6.     Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock underlying the Restricted Stock Units or the rights of such Common Stock; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.     Changes in Capitalization. In the event that at any time after the Date of Grant the outstanding shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of Restricted Stock Units which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.

8.     Certain Restrictions. By executing this Award Agreement, the Participant acknowledges that he will make or enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan. The Company may from time to time impose such conditions on the transfer of the Shares issuable upon vesting of the Restricted Stock Units as it deems necessary or advisable to ensure that any transfers of such Shares will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to transfer such Shares until the Shares have been registered under the Securities Act of 1933, as amended.

9.     Amendment and Termination. This Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of the Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of the Participant under the Award Agreement or to the Restricted Stock Units granted hereunder without the consent of the Participant.

10.     No Guarantee of Employment. Neither this Award Agreement nor the award of Restricted Stock Units evidenced hereby shall confer upon the Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate the Participant’s employment at any time.

11.       Taxes and Withholdings.

(a)     Tax Consequences. The granting, vesting and/or payments of all or any portion of the Restricted Stock Units, including any Notional Dividends, may trigger tax liability. The Participant agrees that he shall be solely responsible for all tax liability arising from the Restricted Stock Units, including the Notional Dividends. The Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock Units.

(b)     Withholding. The Participant shall be liable for any and all taxes, including withholding taxes, arising from the Restricted Stock Units and/or any Notional Dividends. The Participant understands and acknowledges that the Company will not deliver the Shares or make any other payment hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, the Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that the Participant take any action required to effect any action described in this Section 11 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, the Participant hereby agrees to promptly take any such action.

12.       No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to the Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to the Participant.

13.       Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

14.       Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. The terms of the Plan, as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Award Agreement. Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement, in the event of any conflict between the terms of this Award Agreement and the Plan, and the terms and provisions of such Change in Control Agreement, the terms of the Change in Control Agreement shall control.

15.     Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

16.     Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

17.     Clawback Policy. Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, this Award Agreement, the Restricted Stock Units subject to this Award Agreement and any Shares of Common Stock issuable (and Notional Dividends accrued thereon) pursuant to this Award Agreement shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time.

18.     Section 409A. It is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of the Participant’s separation from service (within the meaning of Section 409A, (i) the Participant is a specified employee (within the meaning of Section 409A) and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to this Award Agreement but shall instead pay it without interest, on the first business day after such six-month period, or if earlier, upon the Participant’s death. The Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

19.     Data Authorization. Pursuant to applicable data protection laws, the Participant’s personal data will be collected and used as necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company’s administration of the Plan, the Company and its Subsidiaries may hold certain personal information about the Participant including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor. This information is held for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (and country of employment, if different). The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. The Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan. This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares of Common Stock acquired pursuant to the Plan.

The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (v) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Participant’s Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

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